Exhibit 10.1

OMNIBUS AGREEMENT

BY AND AMONG

CHESAPEAKE MIDSTREAM HOLDINGS, L.L.C.,

CHESAPEAKE MIDSTREAM VENTURES, L.L.C.,

AND

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

i

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”), dated as of August 3, 2010 (the “Effective Date”), is made and entered into by and among Chesapeake Midstream Holdings, L.L.C., a Delaware limited liability company (“Chesapeake Holdings”), Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company (“Midstream Ventures”), and Chesapeake Midstream Partners, L.P. a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties desire to provide the Partnership with certain additional projects and opportunities; and

WHEREAS, the Parties desire to evidence their understanding of certain indemnification and reimbursement obligations of the Parties;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

(b) As used in this Agreement, the following capitalized terms have the meanings set forth below:

“100% Affiliate” means (a) with respect to any Person, another Person that has beneficial ownership of all of the outstanding Equity Interests of such first Person, has all of its outstanding Equity Interests beneficially owned by such first Person or has all of its outstanding Equity Interests beneficially owned by the same Person who has beneficial ownership of all of the outstanding Equity Interests of such first Person (including for these purposes where the relevant outstanding Equity Interests are held through a chain of ownership in which each Person owns all of the outstanding Equity Interests of the next relevant Person) or (b) with respect to any investment fund or similar vehicle, a Person who controls, is controlled by, or is under common control with, such investment fund or similar vehicle.

“Affiliate” means any Person that is a Subsidiary of, or directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question.

“Agreement” is defined in the preamble.

“AMI” has the meaning set forth in the Gathering Agreement.

“Change in Ownership” means the point in time when both (a) Global Infrastructure Partners has beneficial ownership of less than 50% of the Equity Interests in Midstream Ventures held by Global Infrastructure Partners as of the Effective Date and (b) the Chesapeake Entities have beneficial ownership of less than 50% of the Equity Interests in Midstream Ventures held by the Chesapeake Entities as of the Effective Date.

“Chesapeake” means Chesapeake Energy Corporation, an Oklahoma corporation.

“Chesapeake Change of Control” means, with respect to Chesapeake, the direct or indirect (a) sale of all or substantially all of Chesapeake’s assets in one transaction or series of related transactions, (b) merger, consolidation, refinancing or recapitalization as a result of which the holders of Chesapeake’s issued and outstanding voting securities immediately before such transaction own or control less than 40% of the voting securities of the continuing or surviving entity immediately after such transaction and/or (c) acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act together with any Affiliates thereof (other than equity holders of such Person as of the date hereof and their respective Affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or control, directly or indirectly, of at least 40% of the total voting power of all classes of securities entitled to vote generally in the election of Chesapeake’s board of directors or similar governing body.

“Chesapeake Entity” and “Chesapeake Entities” means Chesapeake and its Affiliates, other than Midstream Ventures and its Subsidiaries.

“Chesapeake Holdings” is defined in the preamble.

“Claim Notice” is defined in Section 3.4(a).

“Common Units” means a partnership security having the rights and obligations specified with respect to “Common Units” in the Partnership Agreement.

“controls,” “is controlled by” or “is under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Environmental Losses” means all Environmental Losses by reason of or arising out of any violation, event, circumstance, action, omission or condition associated with the operation of the Partnership Assets, but only to the extent such violation, event circumstance, action, omission or condition occurs on or before the Effective Date.

“Effective Date” is defined in the preamble.

“Environmental Activity” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action,

remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances; including, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Effective Date.

“Environmental Losses” means all Losses (including the costs and expenses of any Environmental Activity or of any environmental or toxic tort pre-trial, trial or appellate legal or litigation work), by reason of or arising out of:

(i) any violation of or cost to correct a violation of any Environmental Laws;

(ii) any Environmental Activity to address a Release of Hazardous Substances; or

(iii) the Release of, or exposure of any Person to, any Hazardous Substance.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units or similar equity interests issued by any Person, however designated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Gathering Agreement” means that certain Amended and Restated Gas Gathering Agreement, dated January 25, 2010, but effective February 1, 2010, by and among MLP Operating, Chesapeake Energy Marketing, Inc., an Oklahoma corporation, COI, Chesapeake Exploration, L.L.C., an Oklahoma limited liability company, Chesapeake Louisiana L.P., an Oklahoma limited partnership, and DDJET Limited LLP, a Texas limited liability partnership.

“Global Infrastructure Partners” Global Infrastructure Partners—A, L.P. and affiliated funds managed by Global Infrastructure Management, LLC, and their respective Affiliates other than, for the avoidance of doubt, Midstream Ventures and its Subsidiaries.

“Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof).

“GP” means Chesapeake Midstream GP, L.L.C., a Delaware limited liability company.

“Hazardous Substance” means (i) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

“Indemnified Party” is defined in Section 3.4.

“Indemnifying Party” is defined in Section 3.4.

“Law” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Authority, whether such Laws now exist or hereafter come into effect.

“Loss” and “Losses” are defined in Section 3.1(a).

“Midstream Ventures” is defined in the preamble.

“MLP Operating” means Chesapeake MLP Operating, L.L.C. (formerly known as “Chesapeake Midstream Partners, L.L.C.”), a Delaware limited liability company.

“Monetization ROFO Notice” has the meaning set forth in Section 2.1(c).

“Monetization ROFO Response” has the meaning set forth in Section 2.1(c).

“Monetization Transaction” means any sale, transfer, disposition, joint venture or other monetization (whether involving assets or Equity Interests) of any midstream gathering systems and associated infrastructure assets located outside the AMI and the Proximate Area; provided, that “Monetization Transaction” shall not include (i) any equity financing transactions by any Chesapeake Entity in respect of any midstream gathering systems and/or associated infrastructure assets located outside the AMI and Proximate Area, the net proceeds of which are used to finance the construction, development and/or operation of such midstream gathering system and/or associated infrastructure assets, (ii) any financing transactions consisting of debt that is non-convertible and non-exchangeable, provided that any such transaction or series of related transactions may include the issuance of Equity Interests to the parties providing financing or Affiliates thereof that in the aggregate constitute less than 20% of the aggregate value of such financing transaction, (iii) any transactions that would result in a Chesapeake Change of Control or a sale of all or substantially all of the assets of Chesapeake and its Subsidiaries, taken as a whole, (iv) any sale, joint venture or other monetization of any midstream gathering system and/or associated infrastructure assets outside the AMI and Proximate Area in connection with a sale of interests in oil and gas properties (including, but not limited to, volumetric production payments) in which the majority of the assets (by value) are comprised of oil and gas exploration and production assets, (v) any transaction that would meet the primary definition of Monetization Transaction but is subject to the rights of first refusal, purchase and similar commitments to third parties, as listed on Schedule A hereto, (vi) any exchange, swap or similar property-for-property transaction involving the exchange of any midstream gathering system and/or associated infrastructure assets outside the AMI and Proximate Area for other midstream gathering systems and/or associated infrastructure assets outside the AMI and Proximate Area, to the extent any net cash proceeds to the Chesapeake Entities from any such transaction or series of related transactions does not comprise more than 20% of the aggregate value of the assets subject to such transaction or series of related transactions and (vii) any sale, transfer or disposition to a 100% Affiliate of Chesapeake that remains a 100% Affiliate of Chesapeake at all times following such sale, transfer or disposition (it being understood and agreed that if and when such 100% Affiliate ceases to be a 100% Affiliate of Chesapeake, it will be deemed to be a new sale, transfer or disposition of any applicable midstream gathering systems and/or associated infrastructure assets held by such 100% Affiliate, and be subject to Section 2.1(c) to the extent not otherwise exempt hereunder from this definition of “Monetization Transaction”).

“Partnership” is defined in the recitals.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Effective Date, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Assets” means the gathering pipelines, compressors, treating facilities, transportation pipelines or related equipment or assets, or portions thereof (including the assets and Equity Interests to be contributed to the Partnership in connection with the initial public offering as more completely described in the Registration Statement), conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Effective Date.

“Partnership Group” means the GP, Partnership and any Subsidiary of the Partnership, taken together.

“Partnership Group Indemnified Parties” is defined in Section 3.1(a).

“Partnership Proximate Area Offer” has the meaning set forth in Section 2.1(a).

“Partnership Third Party Service Contract Offer” has the meaning set forth in Section 2.1(b).

“Party” and “Parties” are defined in the preamble.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Principal Regions” means the Mid-Continent Region (located principally within the States of Arkansas, Kansas, New Mexico, Oklahoma and Texas) and the Barnett Shale Region (located principally in the State of Texas).

“Proximate Area” has the meaning set forth in Section 2.1(a).

“Proximate Area Opportunity” has the meaning set forth in Section 2.1(a).

“Proximate Area Opportunity Notice” has the meaning set forth in Section 2.1(a).

“Registration Statement” means the Registration Statement on Form S-1, as amended (No. 333-164905), filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Subsidiary” or “Subsidiaries,” with respect to any Person, means (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (iii) the right to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.

“Terminating Third Party Service Contract” has the meaning set forth in Section 2.1(b).

“Transaction Documents” means (i) the documents set forth in the definition of “Transaction Documents” in the Partnership Agreement, (ii) the Amended and Restated Limited Liability Company Agreement of Chesapeake Midstream Ventures, L.L.C., dated as of August 3, 2010, by and among Chesapeake Midstream Ventures, L.L.C., GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P., GIP-C Holding (CHK), L.P. and Chesapeake Midstream Holdings, L.L.C., (iii) the Purchase Agreement, by and among Chesapeake Midstream Holdings, L.L.C., Chesapeake Midstream Development, L.P., Chesapeake Energy Corporation, GIP-A Acquisition (CHK), LLC, GIP-B Acquisition (CHK), LLC and GIP-C Acquisition (CHK), LLC, dated as of September 24, 2009, as amended by the Agreement and Amendment to the Purchase Agreement, dated as of August 3, 2010, by and among Chesapeake Midstream Holdings, L.L.C., Chesapeake Midstream Development, L.P., Chesapeake Energy Corporation, Chesapeake Midstream Ventures, L.L.C., GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P., and GIP-C Holding (CHK), L.P. and (iv) the Voting Agreement, dated as of August 3, 2010, by and among GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P., GIP-C Holding (CHK), L.P., Chesapeake Midstream Holdings, L.L.C., and Chesapeake Energy Corporation, in each case as may be amended, supplemented or restated from time to time.

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and permitted assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Article or Section means such Article or Section of this Agreement, and references in any Section to any clause means such clause of such Section; (f) each reference to an Exhibit refers to such Exhibit attached to this Agreement, which is made a part hereof for all purposes; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (h) the terms “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation,”; and (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

ARTICLE II

ADDITIONAL PROJECTS

Section 2.1 Additional Projects. Subject to Section 2.2,

(a) Chesapeake Holdings shall, and shall cause the Chesapeake Entities to, offer to the Partnership, pursuant to a written notice to the Partnership (which shall include electronic mail) including reasonable detail (a “Proximate Area Opportunity Notice”), all potential investments in, opportunities to develop, or acquisitions of any midstream energy projects (including well connections) within five miles outside of the AMI of either Principal Region (as to each AMI, such area within five miles of the AMI being a “Proximate Area”) that may from time to time become available to Chesapeake Holdings or other Chesapeake Entities (excluding any investment, development opportunity or acquisition subject to a dedication or similar arrangement as of September 30, 2009, a “Proximate Area Opportunity”). The Partnership will have the right, exercisable (x) with respect to any Proximate Area Opportunity consisting of an individual well connection, within ten days of the Partnership’s receipt of the Proximate Area Opportunity Notice or (y) with respect to any other Proximate Area Opportunity, within thirty days of the Partnership’s receipt of a Proximate Area Opportunity Notice, to make a first offer pursuant to written notice to Chesapeake Holdings to pursue such Proximate Area Opportunity (a “Partnership Proximate Area Offer”), including to the extent reasonably practicable, reasonable detail regarding the terms upon which the Partnership would be willing to pursue such Proximate Area Opportunity. Unless the Partnership Proximate Area Offer is rejected pursuant to written notice from Chesapeake Holdings delivered to the Partnership within thirty days of the Partnership’s delivery of the Partnership Proximate Area Offer, such Partnership Proximate Area Offer shall be deemed to have been accepted by Chesapeake Holdings, and the Partnership shall have, and Chesapeake Holdings shall cause the Partnership to have, the right to pursue such Proximate Area Opportunity on the terms set forth in the Partnership Proximate Area Offer. In the event the Partnership does not exercise its right to make a Partnership Proximate Area Offer with respect to a Proximate Area Opportunity, or Chesapeake Holdings validly rejects such Partnership Proximate Area Offer as provided above, Chesapeake Holdings and other Chesapeake Entities shall be free to pursue such Proximate Area Opportunity without the participation of the Partnership; provided that Chesapeake Holdings may not, and shall cause the Chesapeake Entities not to, pursue any such Proximate Area Opportunity (i) on its own, or solely with its Affiliates, on terms and conditions (including those relating to price, gas gathering and other commercial agreements) that are more favorable in the aggregate to such participants than the terms and conditions (including those relating to price, gas gathering and other commercial agreements) set forth in the Partnership Proximate Area Offer (if any), or (ii) in a transaction with a third party un-Affiliated with Chesapeake Holdings or any Chesapeake Entity on terms and conditions (including those relating to price, gas gathering and other commercial agreements) that are more favorable in the aggregate to such third party than the terms and conditions (including those relating to price, gas gathering and other commercial agreements) set forth in the Partnership Proximate Area Offer upon which the Partnership proposed to participate in the Proximate Area Opportunity (if any).

(b) To the extent that Chesapeake Holdings or any Chesapeake Entity is party to a gas gathering agreement or other midstream energy services agreement for the provision of services to Chesapeake Holdings and/or such Chesapeake Entity by any third party that is not an Affiliate of Chesapeake Holdings or such Chesapeake Entity, and such agreement covers an AMI or any Proximate Area and becomes terminable by Chesapeake Holdings and/or such Chesapeake Entity, at no cost and without any liability or is otherwise terminated (a “Terminating Third Party Service Contract”), then Chesapeake Holdings shall use commercially reasonable efforts to, and Chesapeake Holdings shall use commercially reasonable efforts to cause any such Chesapeake Entity to, provide the Partnership with written notice (including a copy of such Terminating Third Party Service Contract and other reasonable detail as to the term, scope and termination of the Terminating Third Party Service Contact), of the Partnership’s right to make a first offer (a “Partnership Third Party Service Contract Offer”) to provide the services covered by such Terminating Third Party Service Contract; provided, that with respect to any Terminating Third Party Service Contract, or series of related Terminating Third Party Service Contracts in the aggregate, with annual revenues of $5,000,000 or greater, Chesapeake Holdings shall cause any such Chesapeake Entity to, provide the Partnership written notice of its right to make a Partnership Third Party Service Contract Offer. The Partnership may exercise its right to make a Partnership Third Party Service Contract Offer within sixty days of the Partnership’s receipt of notice thereof by providing written notice to Chesapeake Holdings, including reasonable detail regarding the terms upon which the Partnership would be willing to provide the services covered by such Terminating Third Party Service Contract. Unless the Partnership Third Party Service Contract Offer is rejected pursuant to written notice from Chesapeake Holdings delivered to the Partnership within sixty days of the Partnership’s delivery of the Partnership Third Party Service Contract Offer, such Partnership Third Party Service Contract Offer shall be deemed to have been accepted by Chesapeake Holdings and Chesapeake Holdings shall (or Chesapeake Holdings shall cause the applicable Chesapeake Entity to) enter into an agreement with the Partnership (including terminating the Terminating Third Party Service Contract, if applicable) for the provision of the services covered by such Partnership Third Party Service Contract Offer upon the terms and conditions set forth therein. In the event the Partnership does not exercise its right to make a Partnership Terminating Third Party Service Offer with respect to a Terminating Third Party Service Contract, or Chesapeake Holdings validly rejects a Partnership Terminating Third Party Service Offer as provided above, Chesapeake Holdings and the Chesapeake Entities shall be free to obtain the services covered by such Terminating Third Party Service Contract from a third party other than the Partnership (including the counterparty to the Terminating Third Party Service Contract); provided that such services are provided on terms and conditions (including those relating to price, gas gathering and other commercial agreements) no more favorable in the aggregate to such third party than those that were proposed in the Partnership Terminating Third Party Service Offer to apply to the Partnership (if any).

(c) In the event Chesapeake Holdings or any Chesapeake Entity proposes to enter into a Monetization Transaction, Chesapeake Holdings shall, and Chesapeake Holdings shall cause any such Chesapeake Entity to, prior to entering into any such Monetization Transaction, first give notice in writing to the Partnership (the “Monetization ROFO Notice”) of its intention to enter into such Monetization Transaction. The Monetization ROFO Notice shall include any material terms, conditions and details (other than those relating to price, gas gathering and other commercial agreements to the extent not provided to any other third party in connection with the proposed Monetization Transaction) as would be necessary for the Partnership to make a responsive offer to enter into the contemplated Monetization Transaction with Chesapeake Holdings or such Chesapeake Entity which terms, conditions and details shall at a minimum include any terms, condition or details provided to third parties in connection with the proposed Monetization Transaction. The Partnership shall have sixty days following receipt of the Monetization ROFO Notice to propose an offer to enter into the Monetization Transaction with Chesapeake Holdings or such Chesapeake Entity (the “Monetization ROFO Response”). The Monetization ROFO Response shall set forth the terms and conditions (including those relating to price, gas gathering and other commercial agreements) pursuant to which the Partnership would be willing to enter into a binding agreement for the Monetization Transaction. Unless the Monetization ROFO Response is rejected pursuant to written notice from Chesapeake Holdings or a Chesapeake Entity delivered to the Partnership within sixty days of such delivery, such Monetization ROFO Response shall be deemed to have been accepted by Chesapeake Holdings and Chesapeake Holdings or the applicable Chesapeake Entity shall (and Chesapeake Holdings shall cause the applicable Chesapeake Entity to) enter into an agreement with the Partnership providing for the consummation of the Monetization Transaction upon the terms set forth in the Monetization ROFO Response. If the Partnership has not validly delivered a Monetization ROFO Response as specified above in respect of a Monetization Transaction that is subject to a Monetization ROFO Notice, Chesapeake Holdings or the applicable Chesapeake Entity shall be free to enter into such Monetization Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the Monetization ROFO Notice. If a Monetization ROFO Response with respect to any Monetization Transaction is rejected by Chesapeake Holdings or the applicable Chesapeake Entity, Chesapeake Holdings or such Chesapeake Entity shall be free to enter into such Monetization Transaction with any third party (i) on terms and conditions (including those relating to gas gathering and other commercial agreements, but excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership in the Monetization ROFO Response and (ii) at a price equal to no less than 95% of the price offered by the Partnership in the Monetization ROFO Response to Chesapeake Holdings or such Chesapeake Entity.

(d) The Partnership and Chesapeake Holdings shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the provisions of this Section 2.1 and the exercise of rights or consummation of any transactions contemplated hereby, including in the case of Chesapeake Holdings, causing its Affiliates and any members of the board of directors of the GP or Midstream Ventures designated by it or its Affiliates, to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith (including any consent of the board of directors of the GP or Midstream Ventures that could be required under applicable law).

Section 2.2 Termination. Notwithstanding any other provision of this Agreement, the obligations of Chesapeake Holdings under Section 2.1 may be terminated by Chesapeake Holdings at any time following a Change in Ownership.

ARTICLE III

INDEMNIFICATION

Section 3.1 Environmental Indemnification.

(a) Subject to the provisions of Section 3.4 and provided that the Indemnified Party notifies Midstream Ventures of such claim prior to the third anniversary of the Effective Date, Midstream Ventures shall indemnify and hold harmless the Partnership Group, and the officers, directors, employees, agents and representatives of each member of the Partnership Group (collectively, the “Partnership Group Indemnified Parties”), to the fullest extent provided by Law, from and against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), interest, penalties, taxes, judgments and settlements (each a “Loss” and collectively, “Losses”), to the extent that such Losses are in respect of or arise from any Covered Environmental Losses suffered or incurred by the Partnership Group relating to the Partnership Assets.

(b) The aggregate liability of Midstream Ventures under Section 3.1(a) shall not exceed $15.0 million in the aggregate.

(c) No claims may be made against Midstream Ventures for indemnification pursuant to Section 3.1(a) unless and until, and Midstream Ventures shall only be liable to provide indemnification pursuant to Section 3.1(a) to the extent that, the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group Indemnified Parties exceed $250,000, subject to the limitations of Section 3.1(d).

(d) Notwithstanding the foregoing, in no event shall Midstream Ventures have any indemnification obligations under this Agreement for any claim made as a result of additions to or modifications of Environmental Laws enacted or promulgated after the Effective Date.

Section 3.2 Additional Indemnification.

(a) Subject to the provisions of Section 3.4, Midstream Ventures shall indemnify and hold harmless the Partnership Group Indemnified Parties, to the fullest extent permitted by Law, from and against all Losses to the extent that such Losses are in respect of or arise from:

(i) the failure of the Partnership Group to be on the Effective Date the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any Partnership Assets, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by MLP Operating immediately prior to the Effective Date as described in the Registration Statement;

(ii) the failure of the Partnership Group to have on the Effective Date any consent or governmental permit necessary to allow (A) the transfer of any of the Partnership Assets to the Partnership Group on the Effective Date or (B) any such Partnership Assets to cross the roads, waterways, railroads and other areas upon which any such Partnership Assets are located as of the Effective Date, and any such failure specified in such clause (B) renders the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by MLP Operating and its Subsidiaries immediately prior to the Effective Date as described in the Registration Statement; and

(iii) any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Effective Date.

provided, however, that, in the case of clauses (i) and (ii) above, such indemnification obligations shall survive for three (3) years from the Effective Date; and in the case of clause (iii) above, such indemnification obligations shall survive until 12:01 a.m. of the first day after the expiration of any applicable statute of limitations.

(b) Notwithstanding anything herein to the contrary, in no event will Midstream Ventures be obligated to indemnify the Partnership Group Indemnified Parties for any claims, losses or expenses or income taxes referred to in Section 3.1(a) or Sections 3.2(a)(i)–(iii) to the

extent such claims, losses or expenses or income taxes were either (i) reserved for in the Partnership’s financial statements as of the Effective Date or (ii) are recovered under available insurance coverage, from contractual rights or other recoveries against any third party. The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual obligations; provided, that such obligation or efforts shall not limit the Partnership Group Indemnified Parties’ right to seek indemnification hereunder.

Section 3.3 Indemnification by the Partnership Group. Subject to the provisions of Section 3.4, the Partnership Group shall indemnify and hold harmless Midstream Ventures, and the officers, directors, employees, agents and representatives of Midstream Ventures from and against all Losses to the extent that such Losses are in respect of or arise from events and conditions associated with the operation of the Partnership Assets and occurring on or after the Effective Date, unless in any such case indemnification would not be permitted under the Partnership Agreement and except to the extent that the Partnership Group is indemnified with respect to any such Losses under Section 3.2(a).

Section 3.4 Indemnification Procedure. The Party or Parties making a claim for indemnification under this Article III shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the Party or Parties against whom such claims are asserted under this Article III shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article III shall be asserted and resolved as follows:

(a) The Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of any claim, together with all information reasonably available to the Indemnified Party with respect to such claim (a “Claim Notice”); provided, however, that a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b) The Indemnifying Party shall have forty-five (45) days after its receipt of a Claim Notice to elect to undertake, conduct and control, through counsel of its own choosing (but chosen in consultation with the Indemnified Party) and at its own expense, the settlement or defense of the applicable claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Party except as set forth below). Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that cannot be waived, or (ii) the Indemnifying Party has not employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such claim. If the Indemnifying Party elects to undertake such defense, it shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any damages resulting from such claim to the extent provided herein. If the Indemnifying Party elects to undertake such defense,

(x) the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting such claim, and, if appropriate and related to such claim, the Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other in connection with making any counterclaim against the person or entity asserting the claim, or any cross-complaint against any person or entity, (y) such claim shall not be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party; provided, however, that in the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any claim without the prior written consent of the Indemnifying Party, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article III and (z) the Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person asserting such claim to all Indemnified Parties of (A) unconditional release from all liability with respect to such claim or (B) consent to entry of any judgment. If the Indemnifying Party does not notify the Indemnified Party of its election to undertake the defense of such claim within forty-five (45) days after receipt of the Claim Notice relating to such claim, the Indemnified Party shall have the right to contest, settle, compromise or consent to the entry of any judgment with respect to such claim, and, in doing so, shall not thereby waive any right to recourse therefor pursuant to this Agreement; provided, however, that at any time thereafter the Indemnifying Party may assume the defense of such claim.

(c) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not unreasonably interfere with the businesses and operations of such Indemnified Party. The Indemnifying Party shall not, and shall cause its representatives not to, use (except in connection with such Claim Notice or such claim) or disclose to any third person or entity other than the Indemnifying Party’s representatives (except as may be required by Law) any information obtained pursuant to this Section 3.4(c), which is designated as confidential by the Indemnified Party, unless otherwise required by law or the listing standards of the New York Stock Exchange.

(d) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

Section 4.2 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Parties:

(i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Parties, or the rights or powers of, or restrictions on, the Parties) shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 4.3 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT

EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 4.4 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:

Chesapeake Midstream Holdings, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Nick Dell’Osso

Fax: (405) 849-6125

Chesapeake Midstream Partners, L.P.

777 NW Grand Boulevard

Oklahoma City, Oklahoma

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Dave Shiels

Fax: (405) 849-6224

Chesapeake Midstream Ventures, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Nick Dell’Osso

Fax: (405) 849-6125

with a copy to:

Global Infrastructure Partners

12 East 49th Street

38th Floor

New York, New York 10017

Attn: Salim Samaha

Fax: (646) 282-1599

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Edward Sonnenschein

Fax: (212) 751-4864

with copy to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attn: Alan P. Baden

Fax: (917) 849-5337

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 4.2.

Section 4.5 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

Section 4.6 Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the other Transaction Documents, whether oral or written. Without limiting the foregoing, each of the Parties acknowledges and agrees that (i) this Agreement is being executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the performance of this Agreement and the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (iii) the Parties would not have been willing to enter into this Agreement in the absence of the entrance into, performance of, and the economic interdependence of, the Transaction Documents, (iv) the execution and delivery of this Agreement and the other Transaction Documents and the rights and obligations of the Parties hereto and thereto are interrelated and part of an integrated transaction effected pursuant to the terms of this Agreement and the other Transaction Documents, (v) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the other Transaction Documents are necessary elements of one and the same overall and integrated transaction, (vi) the transactions contemplated by this Agreement and by the other Transaction Documents are economically interdependent and (vii) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 4.6 prior to any assignment or transfer of this Agreement, by operation of law or otherwise.

Section 4.7 Effect of Waiver or Consent. No waiver or consent under this Agreement shall be effective unless in writing. No waiver or consent by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run

Section 4.8 No Presumption. The Parties agree that this Agreement was negotiated fairly between them on a reasonable basis at arms’ length, that each Party is a commercially distinct entity entering into this Agreement in order to provide for efficiency and consideration for the benefit of each Party, and that the final terms of this Agreement are the product of the Parties’ negotiations.

Section 4.9 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 4.10 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of any Party or other Person shall have the right, separate and apart from such Party, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement. Notwithstanding the foregoing, each Party agrees that any Indemnified Party shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnified Party.

Section 4.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 4.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 4.13 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 4.14 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Section 4.15 Time of the Essence. Time is of the essence in the performance of this Agreement.

Section 4.16 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by any Party of a breach of any provisions of this Agreement shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 4.17 Withholding or Granting of Consent. Unless otherwise provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 4.18 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Law.

Section 4.19 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Party or its Affiliates.

Section 4.20 Signatories Duly Authorized. Each Party represents that its signatory hereto is duly authorized to execute this Agreement on behalf of such Party, and that such signature is sufficient to bind such Party.

[Signatures of the Parties follow on the next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

CHESAPEAKE MIDSTREAM HOLDINGS, L.L.C.

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and
Corporate Secretary

CHESAPEAKE MIDSTREAM VENTURES, L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

By: Chesapeake Midstream G.P., L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

[SIGNATURE PAGE TO OMNIBUS AGREEMENT]

Schedule A

1.

Statoil Construction Ownership and Operating Agreement between StatoilHydro Pipelines, LLC, Appalachia Midstream Services, LLC and Chesapeake Midstream Operating, LLC dated 11/24/08, as amended from time to time.

2.

Anadarko Construction Ownership and Operating Agreement (currently being negotiated) between Anadarko Marcellus Midstream, LLC, Appalachia Midstream Services, LLC and Chesapeake Midstream Operating, LLC., covering midstream operations to be conducted in portions of Bradford, Wyoming, Lycoming, Sullivan, Potter, Clinton, Tioga and Centre Counties, PA., as amended from time to time.

Item 2 will be removed from this Schedule A to the extent that the related sales process is terminated without entry into definitive documentation. Such sales process shall not be expanded to include parties that have not previously participated in such sales process.

Schedule A